Exhibit 10.3
AGREEMENT
THIS AGREEMENT, dated as of February 16, 2007 (“Agreement”), is made by and between TB Wood’s Corporation, having its principal offices at 440 North Fifth Avenue, Chambersburg, PA (“Company”), and ___ (“Executive”).
          WHEREAS, the Company considers it essential to the best interests of its shareholders to attract and retain key executive management personnel; and
          WHEREAS, the Board of Directors of the Company (the “Board”) recognizes that the possibility of a Change in Control (as defined below) of the Company exists from time to time and that such possibility, and the uncertainty, instability and questions that it may raise for and among key executive management personnel, may result in the premature departure or significant distraction of such management personnel to the material detriment of the Company and its shareholders; and
          WHEREAS, the Board has determined that the provision of severance benefits is the most efficient means to eliminate any such conflict in regards to the Executive; and
          NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound, the Company and the Executive hereby agree as follows:
1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:
     1.1. “Annual Base Salary” shall mean the Executive’s rate of regular annual base compensation (prior to any reduction under (i) a salary reduction agreement pursuant to section 401(k) or section 125 of the Code or (ii) any plan or arrangement deferring any base salary payments), and shall not include (without limitation), fees, retainers, reimbursements, bonuses, incentive awards, equity grants, options or similar payments.
     1.2. “Cause” shall mean (i) the Executive, in carrying out his duties under this Agreement, engages in gross misconduct or gross negligence resulting in material injury to the Company, (ii) the Executive embezzles any amount of the Company’s assets, (iii) the Executive is indicted or convicted (including a plea of guilty or nolo contendere) of a felony, or (iv) the Executive’s continued failure to follow the lawful instructions of the Company’s Chief Executive Officer or the Board.
     1.3. “Change in Control” shall have the meaning ascribed to such term in the TB Wood’s Corporation 2006 Stock-Based Incentive Compensation Plan, or any successor plan.
     1.4. “Code” shall mean the Internal Revenue Code of 1986, as amended.
     1.5. “Disability” shall mean the Executive’s inability to render, for a period of six consecutive months, services hereunder by reason of physical and mental disability, as determined by the written medical opinion of an independent medical physician mutually acceptable to the Executive and the Company.

     1.6. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     1.7. “Good Reason” shall mean and shall be deemed to exist if, without the prior express written consent of the Executive, (i) the Executive suffers a material demotion in his title or position as it existed on the date of a Change in Control; (ii) the Executive suffers a material reduction in his duties, responsibilities, reporting objectives or effective authority associated with his titles and positions; (iii) the Executive’s Annual Base Salary is decreased by the Company; (iv) the Company fails to pay the Executive’s compensation or to provide for the Executive’s benefits when due; (v) the Company fails to obtain assumption of this Agreement by an acquiror; or (vi) the Executive’s primary office location is moved to a location more than 30 miles from its location as of the date of a Change in Control. For purposes of this Agreement, any action or inaction shall constitute Good Reason only for the 90 day period from the date on which such action or inaction first occurred.
     1.8. “Person” shall have the meaning ascribed thereto in Section 3(a)(9) of the Exchange Act , applied and used in Sections 13(d) and 14(d) thereof; provided, however, a Person shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries (in its capacity as such), (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same character and proportions as their ownership of stock of the Company.
2. Severance Benefits — Termination Following a Change in Control.
     2.1. Upon the termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason (unless such termination is due to the Executive’s death or Disability) within two years following a Change in Control, the Company shall pay the Executive the payments described in Section 2.1.1 (the “Change in Control Severance Benefits”). In addition, the Executive’s employment shall be deemed to have been terminated following a Change in Control by the Company without Cause or by the Executive for Good Reason (a) if the Executive reasonably demonstrates that the Executive’s employment was terminated without Cause prior to a Change in Control (1) at the request of a Person who has entered into an agreement with the Company the consummation of which will constitute a Change in Control (or who has taken other steps reasonably calculated to effect a Change in Control), or (2) otherwise in connection with, as a result of or in anticipation of a Change in Control, or (b) if the Executive terminates his employment for Good Reason prior to a Change in Control and the Executive reasonably demonstrates that the circumstance(s) or event(s) which constitute such Good Reason occurred (1) at the request of a Person (described in clause (a)(1) above) or (2) otherwise in connection with, as a result of or in anticipation of a Change in Control. The Executive’s right to terminate the Executive’s employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder. In the event of Disability or death of the Executive after any termination without Cause or any termination for Good Reason, payment shall be made to the Executive, or the Executive’s beneficiaries or legal representative, as the case may be.

          2.1.1. A lump sum payment equal to $                    .
Except as provided in the following sentence, payments described in Section 2.1.1, shall be paid on or before the 30th day following the Executive’s termination of employment. The payment of any amount described in this Section 2 that is subject to the requirements of Section 409A of the Code shall be made on the date that is six months and one day after the date of the Executive’s termination of employment.
3. Termination Procedures. Any termination of the Executive’s employment with the Company hereunder (other than by reason of death) shall be communicated by written “Notice of Termination” from one party hereto to the other party hereto in accordance with Section 6.4 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment with the Company under the provision so indicated.
4. Successors. This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns. The Company shall require any successor to all or substantially all of its business and/or assets, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.
5. Restrictive Covenants.
     5.1. Non-Solicitation.
          5.1.1. During the Restriction Period (as defined below), the Executive shall not, directly or indirectly, for any reason, solicit (or assist or encourage the solicitation of) any employee of the Company to work for the Executive or for any entity of which the Executive is an affiliate or induce any employee to engage in any activity that the Executive is prohibited from engaging in under this Section 5. For the purposes of this Section 5, the term “solicit any employee” shall mean the Executive contacting or providing information to others who may be reasonably expected to contact any employee of the Company regarding such employee’s interest in seeking employment with the Executive or any affiliated entity, but shall not include general advertising for personnel or responding to an unsolicited request for a personal recommendation for or evaluation of an employee of the Company. As used herein, “Restriction Period” means the period commencing on the date hereof and ending on the date which is one year following the date that the Executive’s employment with the Company terminates for any reason.
     5.2. Non-Compete. During the Restriction Period, the Executive expressly shall not, directly or indirectly, without the prior written consent of the Board, own, manage, operate, join, control, franchise, license, receive compensation or benefits from, or participate in the ownership, management, operation, or control of, or be employed or be otherwise connected in any manner with, any business which at any time during the Restriction Period directly or indirectly competes with the Company or any of its affiliates in any country in which the Company does business (a “Competitor”); provided, however, that the foregoing shall not prohibit the Executive from acquiring, solely as an investment and through market purchases, securities of any entity which are registered under Section 12(b) or 12(g) of the Exchange Act and which are publicly traded, so long as the Executive is not part of any control group of such entity and such securities, alone or if converted, do not constitute more than two percent (2%) of the outstanding voting power of that entity; and provided further that the Executive shall not be deemed to be employed by or otherwise connected with a Competitor solely because the Executive is employed by an entity that is an affiliate of a Competitor provided such affiliate does not engage in any competitive business activity with the Company.
     5.3. Confidentiality. During the Restriction Period, the Executive shall not divulge, furnish, make accessible to any person, or himself make use of, any confidential information of the Company obtained by the Executive while employed by the Company, other than as required in connection with the performance of the Executive’s duties for the Company.
     5.4. Severability of Covenants. The covenants contained in Sections 5.1, 5.2 and 5.3 above constitute a series of separate covenants. If, in any judicial or administrative proceeding, a court or administrative body shall hold that any of the covenants set forth in Sections 5.1, 5.2 and 5.3 above exceed the time, geographic, or occupational limitation permitted by applicable law, the Executive and the Company agree that such provisions shall be reformed to the maximum time, geographic, or occupational limitations permitted by such laws. The Executive and the Company further agree that the covenants in Sections 5.1, 5.2 and 5.3 above shall each be construed as separate and independent of any other provisions of this Agreement, and the existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of the covenants of Sections 5.1, 5.2 or 5.3 above.
     5.5. Survival. If any payment is made to the Executive pursuant to this Agreement, Sections 5.1, 5.2 and 5.3 above shall survive termination of this Agreement and the Executive shall not be relieved of his obligations under Sections 5.1, 5.2 and 5.3 in the event of such termination.
6. Miscellaneous.
     6.1. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, applied without reference to principles of conflict of laws.
     6.2. Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
     6.3. Mutual Intent. Both parties participated in the drafting of the Agreement, and the language used in this Agreement is the language chosen by the Executive and the Company to express their mutual intent. Both the Executive and the Company agree that in the event that any language, section, clause, phrase or word used in the Agreement is determined to be ambiguous, no presumption shall arise against or in favor of either party and that no rule of strict construction shall be applied against either party with respect to such ambiguity.
     6.4. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other parties or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

To the Executive:	[Executive]
[Address]

To the Company:	Chief Financial Officer
TB Wood’s Corporation
440 North Fifth Avenue
Chambersburg, PA
or to such other address as any party shall have furnished to the others in writing in accordance herewith.
     6.5. Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state or local income taxes as in the reasonable determination of the Company are required to be withheld pursuant to any applicable law or regulation.
     6.6. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
     6.7. Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.
     6.8. Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same Agreement.
     6.9. Entire Agreement. This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.
     6.10. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement for any reason to the extent necessary to the intended provision of such rights and the intended performance of such obligations.
     6.11. Waiver of Other Severance Payments. Executive acknowledges that any and all payments made pursuant to this Agreement are in lieu of, and not in addition to, any other severance or other post-employment payments to which Executive is or may be entitled, including by way of illustration and not limitation, any post-employment payments to which he is or may be entitled under an employment agreement between Executive and the Company

(“Severance Payments”). Executive does hereby unconditionally waive and relinquish, and will not accept, any Severance Payments.
     IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

TB WOOD’S CORPORATION

By:

[Executive]